To announce the Company's January 2012 revenues

Date of events: 2013/02/08

Contents:

1. Date of occurrence of the event:2013/02/08

2. Company name: Chunghwa Telecom Co., Ltd.

3. Relationship to the Company (please enter "head office" or "affiliate company"):Head office

4. Reciprocal shareholding ratios: N/A

5. Cause of occurrence: Chunghwa Telecom reports its financial statements in accordance with Taiwan International Financial Reporting Standards (TIFRS) since 2013. Total unaudited consolidated revenue for January 2013 was NT$19.87 billion, a 1.8% year-over-year increase. Operating income decreased by 19.9% to NT$3.24 billion. Income before income tax decreased by 23.8% to NT$3.18 billion. Net income attributable to owners of the parent decreased by 26.1% to NT$2.48 billion, and EPS was NT$0.32. Mobile communications business revenue increased 12.5% year-over-year, mainly due to the hot selling of smartphones such as iPhone 5 and hTC butterfly which increased handset sales by 29.4%, and the growth of mobile value-added service revenue of 36.2% derived from the mobile internet subscriber increase. The above two offset the 6.8% decrease in mobile voice revenue attributed to the market competition and the NCC's mandated tariff reduction.

Broadband access revenue decreased by 3.2% due to the NCC tariff reduction and market competition. MOD revenue increased 31.0% year over year attributed to the growth in subscribers and the subscription of packages. For traditional fixed line services, local service revenue decreased by 8.7% because of mobile substitution. Domestic long distance service revenue decreased 31.0% mainly due to the tariff reduction starting in the beginning of 2012 (Revenue for January 2012 had not reflected the tariff reduction impact). Additionally, revenue from ICT projects also decreased year-over-year. Operating costs and expenses increased year-over-year, mainly due to the increase in costs of goods sold because of the hot selling of smartphones which offset the ICT project costs. Moreover, the increase in net loss of long-term investment and net loss from foreign exchange decreased the non-operating income year-over-year.

6. Countermeasures: None

7. Any other matters that need to be specified: None